EXHIBIT 8.1

                              LIST OF SUBSIDIARIES









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                              LIST OF SUBSIDIARIES



1.   Trimark Resources Inc. Incorporated in Colorado on June 4, 1993.

2. Safari Petroleum LLC. A limited liability company formed in Colorado on June 14, 1995.

3.   TMK Oil & Gas Inc. Incorporated in California on December 11, 2001.





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